Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Tel: 650.845.7712

Email: denisesb@telik.com

TELIK ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

Palo Alto, CA, May 10, 2013 - Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2013. The net loss for the quarter ended March 31, 2013 was $1.9 million, or $0.46 per share, compared with a net loss of $2.3 million, or $1.25 per share, for the same period in 2012.

Total research and development expenses (R&D) in the first quarter of 2013 were $0.8 million, compared to $1.0 million for the same period in 2012. The decrease in R&D expenses was primarily due to lower headcount and related costs, and lower clinical development expenditures as a result of cost reduction efforts.

Total general and administrative expenses (G&A) in the first quarter of 2013 were $1.2 million, compared to $1.3 million for the same period in 2012. The decrease in G&A expenses was primarily due to lower headcount and related expenses, and lower administrative expenses as a result of cost reduction efforts.

Telik is currently focusing on the clinical development of its lead product candidate, TELINTRA® for Myelodysplastic Syndrome (MDS) and other blood disorders. The design of the company’s randomized placebo-controlled Phase 3 registration trial of TELINTRA for the treatment of low to intermediate-1 risk MDS using red-blood-cell transfusion independence as the primary endpoint, in accordance with the FDA’s guidance, has been completed. In order to initiate the registration trial, the company is currently looking to secure funding through the establishment of a corporate partnership, funding from a non-profit agency, or other financing sources.

As of March 31, 2013, cash, cash equivalents and investments totaled $5.6 million, compared with $5.0 million for the quarter ended December 31, 2012. The increase was the result of raising approximately $3.6 million in net proceeds through its At Market Issuance Sales Agreement in the first two months of 2013. The company will have to raise additional funds through corporate partnering, or through equity or debt financings in order to fund its registration trial and to meet its cash requirements beyond 2013. There is no assurance Telik will be successful in obtaining additional funding.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is TELINTRA, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by TELCYTA®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the anticipated net cash utilization and operating expenses, and future development of TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2012. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating costs and expenses:
Research and development	$786	$989
General and administrative	1,160	1,289

Total operating costs and expenses	1,946	2,278

Loss from operations	(1,946)	(2,278)
Interest and other income (expense), net	9	1

Net loss	$(1,937)	$(2,277)

Basic and diluted net loss per share	$(0.46)	$(1.25)

Weighted average shares used to calculate basic and diluted net loss per share*	4,199	1,816

Selected Balance Sheet Data
(in thousands)
(unaudited)
	March 31, 2013	December 31, 2012

Cash, cash equivalents, investments and restricted investments	$5,617	$4,997
Total assets	6,207	5,628
Stockholders’ equity	4,835	3,062

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